                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                 MICROTEL INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
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
                          MICROTEL INTERNATIONAL, INC.

                            4290 E. BRICKELL STREET
                           ONTARIO, CALIFORNIA 91761

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 10, 1999

                            ------------------------

To the Stockholders of MICROTEL INTERNATIONAL, INC.:

    You are hereby notified that the annual (the "Annual Meeting") of the stockholders of MicroTel International, Inc., a Delaware corporation (the "Company") will be held at the Ontario Airport Hilton Hotel, 700 North Haven, Ontario, CA 91761 on Thursday, June 10, 1999 at 10:30 a.m. local time for the following purposes:

    1.  To elect two Class III Directors.

    2. To ratify the selection by the Company of BDO Seidman, LLP independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1999; and,

    3. To transact such other matters, as may properly come before the Annual Meeting or any adjournment thereof.

    Only stockholders of record at the close of business on May 3, 1999 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting.

    A proxy statement and proxy are enclosed herewith and are solicited by and on behalf of the Board of Directors of the Company. All stockholders are cordially invited to attend the Annual Meeting in person. If you are unable to attend the Annual Meeting in person please sign, date and return the enclosed proxy promptly in the enclosed addressed envelope which requires no postage if mailed within the United States. If you attend the meeting in person, you may withdraw your proxy and vote your shares in person even though you have previously signed and returned your proxy. Also enclosed herewith is the Company's Annual Report for 1998.

                                          By Order of the Board of Directors

                                                    [SIGNATURE]

                                          Robert B. Runyon, Secretary

Ontario, California
April 30, 1999

                          MICROTEL INTERNATIONAL, INC.
                            4290 E. BRICKELL STREET
                           ONTARIO, CALIFORNIA 91761

                            ------------------------

                                PROXY STATEMENT
                       ANNUAL MEETING OF STOCKHOLDERS OF
                          MICROTEL INTERNATIONAL, INC.

                             ---------------------

                                  INTRODUCTION

    This Proxy Statement is furnished in connection with the solicitation of proxies for use at the annual meeting (the "Annual Meeting") of stockholders of MicroTel International, Inc. (the "Company"), to be held on Thursday, June 10, 1999, and at any adjournments thereof. The accompanying proxy is solicited by the Board of Directors of the Company and is revocable by the stockholder by notifying the Company's secretary at any time before it is voted, or by voting in person at the Annual Meeting. This proxy statement and accompanying proxy will be distributed to stockholders beginning on or about May 13, 1999. The principal executive offices of the Company are located at 4290 East Brickell Street, Ontario, California 91761, and its telephone number is (909) 456-4321.

                      OUTSTANDING SHARES AND VOTING RIGHTS

    Only stockholders of record at the close of business on May 3, 1999 are entitled to receive notice of, and vote at, the Annual Meeting. As of April 22, 1999, the number and class of stock outstanding and entitled to vote at the meeting was 16,636,674 shares of common stock, par value $.0033 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote on all matters. No other class of securities will be entitled to vote at the meeting. There are no cumulative voting rights.

    If a quorum is present, the nominees receiving the highest number of votes cast by the holders of Common Stock will be elected as the Company's directors and constitute Class III members of the Board of Directors of the Company. The ratification of the auditors will be approved if a quorum exists and the votes cast for approval exceed the votes cast against approval. A quorum is representation in person or by proxy at the Annual Meeting of at least a majority of the outstanding Common Stock of the Company. Where brokers have not received any instructions from their clients on how to vote on a particular proposal, brokers are permitted to vote on routine proposals but not on nonroutine matters. The absence of votes on nonroutine matters are "broker nonvotes." Abstentions and broker nonvotes will be counted as present for purposes of establishing a quorum, but will have no effect on the election of directors. Abstentions and broker nonvotes on proposals other than the election of directors will be counted as present for purposes of the proposal and will have the effect of a vote against the proposal.

                               BOARD OF DIRECTORS

    The By-laws of the Company provide that the Board shall consist of not fewer than four directors, with the actual number of directors at a given time to be set by the Board of Directors from time to time. The Board currently consists of four members, following the resignation, effective as of November 30, 1998, of Mr. Jack Talan. There are no present plans to replace Mr. Talan. The Board of Directors is responsible for the management and direction of the Company and for establishing broad corporate policies. Members of the Board of Directors are kept informed of the Company's business by various reports and documents provided to them regularly, as well as by operating and financial reports presented by the Chairman of the Board and Chief Executive Officer and the Chief Financial Officer at meetings of the Board of Directors and committees of the Board.

    The Board of Directors of the Company is divided into three classes. The term of office of each class of directors is three years, with one class expiring each year at the Annual Meeting of Stockholders. There are currently four directors, one of which is in Class I, one of which is in Class II and two of which are in Class III. At the Annual Meeting, two Class III directors will be elected to serve until the 2002 Annual Meeting.

DIRECTOR'S MEETINGS AND COMMITTEES

    The Board of Directors met three times during fiscal year ended December 31, 1998. All of the directors named herein attended at least 75% of the meetings of the Board of Directors and of the committees, if any, of which they were members. The Board has three standing committees: an Audit Committee, an Executive Compensation and Management Development Committee and an Executive Committee. The Executive Compensation and Management Development Committee met five times. The Audit Committee did not meet during the fiscal year ended December 31, 1998. The Executive Committee (which was formed in January 1998 and dissolved in December 1998) met three times during the fiscal year ended December 31, 1998.

    The Audit Committee is presently comprised solely of Mr. Finnegan, following the resignation of Mr. Talan, as noted above, who was the other member. Among the Audit Committee's principal functions are making recommendations to the Board of Directors concerning the engagement of independent auditors, reviewing the Company's financial management and financial results and reviewing the adequacy of the Company's system of internal accounting controls.

    The Executive Compensation and Management Development Committee is comprised of Messrs. Runyon and Barrett. It is responsible for establishing and administering the Company's policies involving the compensation of all executive officers of the Company and establishing and recommending to the Board of Directors the terms and conditions of all employee compensation and benefit plans.

    The Executive Committee was comprised of Messrs. Oliva, Runyon, Finnegan and Barrett. Its principal function was to assist the Board of Directors by acting upon matters when the Board was not in session. The Committee had the full power and authority of the Board to the extent permitted by law, including the power and authority to authorize the issuance of common stock.

COMPENSATION OF DIRECTORS

    During the year ended December 31, 1997, the Board of Directors adopted a policy for non-employee director compensation which includes annual and per-meeting-attended fees but which would not be implemented until such time as the Board determines the Company's operating results are sufficiently profitable to support such compensation. Until the new policy is implemented, each non-employee director is entitled to receive one thousand dollars ($1,000) per quarter as compensation, none of which was paid during 1998. The Company reimburses all directors for out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

                        DIRECTORS AND EXECUTIVE OFFICERS

    The current directors and executive officers of MicroTel are as follows:

NAME                                         AGE                                    TITLES
---------------------------------------      ---      -------------------------------------------------------------------
Carmine T. Oliva.......................          56   Chairman of the Board of Directors, President and Chief Executive
                                                        Officer
David Barrett..........................          47   Director
Laurence P. Finnegan, Jr...............          60   Director
James P. Butler........................          50   Chief Financial Officer
Robert B. Runyon.......................          73   Secretary and Director

    CARMINE T. OLIVA (Class III Nominee) was appointed Chairman of the Board, President and Chief Executive Officer of the Company upon consummation of the merger between the Company and XIT Corporation on March 26, 1997 (the "Merger"). He has been the Chairman, President and Chief Executive Officer of XIT since its founding in 1983. From 1980 to 1983, he was Senior Vice President and General Manager, ITT Asia Pacific Inc. Prior to that position, Mr. Oliva held a number of executive positions with ITT Corporation and its subsidiaries over an eleven-year period. Mr. Oliva is the founder of XIT. Mr. Oliva attained the rank of Captain in the United States Army and is a veteran of the Vietnam War.

    DAVID BARRETT (Class I Director) was appointed as a Director of the Company upon consummation of the Merger on March 26, 1997. He has been a partner at Baldwin Brothers, Inc., of Marion, Massachusetts, an investment advisory firm, since January 1982. He also serves as Chairman of the Finance Committee of Tobey Health Systems, Inc., as a member of the Board of Advisors of Pell Rodman Venture Partners LP of Boston, Massachusetts; as Trustee and Treasurer of Friends Academy and on the Investment Committee of Tabor Academy.

    LAURENCE P. FINNEGAN, JR. (Class II Director) was appointed as a Director of the Company upon consummation of the Merger on March 26, 1997. In addition to being a director of XIT since 1985, Mr. Finnegan joined XIT as its Chief Financial Officer on a part-time basis in 1994. Mr. Finnegan has held positions with ITT (1970-74) as controller of several divisions, Narco Scientific (1974-1983) as Vice President Finance, Chief Financial Officer and Executive Vice President, and Fischer & Porter (1986-1994) as Senior Vice President, Chief Financial Officer and Treasurer. Since 1994, he has been a principal of Gwyn Allen Partners, Bethlehem, Pennsylvania, an executive management consulting firm, and President of GA Pipe, Inc., a manufacturing company based in Langhorne, Pennsylvania.

    JAMES P. BUTLER was appointed Chief Financial Officer of the Company on August 18, 1997. From 1996 to such appointment in 1997, Mr. Butler was the Chief Financial Officer and Chief Operating Officer of Peritronics Medical, Inc., a publicly-traded provider of turnkey clinical computer systems to hospitals. From 1995 through 1996, Mr. Butler was the Chief Financial Officer of InnoServ Technologies, Inc., a publicly-traded supplier of products and services in the high-tech diagnostic imaging marketplace. From 1994 to 1995, Mr. Butler was the Chief Financial Officer of InnerSpace, Inc., a public company which manufactured and distributed electronic monitoring devices to the hospital critical-care environment. From 1989 to 1994, Mr. Butler was the Chief Financial Officer of Corus Medical Corporation, a provider of specialty blood products and services. Mr. Butler has been a member of the State Bar of California since 1986.

    ROBERT B. RUNYON (Class III Nominee) was appointed as a Director and Secretary of the Company upon consummation of the Merger on March 26, 1997. He is the owner and principal of Runyon and Associates, a human resources and business advisory firm since 1990. Prior to the Merger, Mr. Runyon served XIT both as a director and as consultant in the areas of strategy development and business planning, organization, human resources, and administrative systems. He also consults for companies in environmental products, marine propulsion systems and architectural services sectors in these same areas.

From 1970 to 1978, Mr. Runyon held various executive positions with ITT Corporation including Vice President, Administration of ITT Grinnell, a manufacturing subsidiary of ITT. From 1963 to 1970, Mr. Runyon held executive positions at BP Oil including Vice President, Corporate Planning and Administration of BP Oil Corporation, and director, organization and personnel for its predecessor, Sinclair Oil Corporation. Mr. Runyon was Executive Vice President, Human Resources at the Great Atlantic & Pacific Tea Company from 1978 to 1980.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

    The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of April 22, 1999 by the following:
(i) each person who is beneficial owner of more than five percent (5%) of the Company's outstanding common stock; (ii) each Director; (iii) each of the named executive officers of the Company; and (iv) all Directors and executive officers as a group.

                                                                           NUMBER OF SHARES
                                                                          BENEFICIALLY OWNED
NAME AND ADDRESS OF BENEFICIAL OWNER                                             (1)           PERCENT OF CLASS (1)
-----------------------------------------------------------------------  --------------------  --------------------
Robert J. Bertrand and Docas L. Bertrand ..............................           845,106(2)            5.08%
  851 Arbolando Drive
  Fullerton, CA 92835
Elk International Corporation Limited .................................         1,100,000(3)            6.61%
  P.O. Box N-3247
  Nassau, Bahamas
Carmine T. Oliva ......................................................         1,863,422(4)           11.20%
  c/o MicroTel International, Inc.
  4290 East Brickell Street
  Ontario, CA 91761
Samuel J. Oliva .......................................................           705,284(5)            4.24%
  80 Brandywyne Drive
  Florham Park, NJ 07932
Laurence P. Finnegan, Jr. .............................................           132,349(6)               *
  3 Woods Lane
  Ambler, PA 19002
Robert B. Runyon ......................................................           327,302(7)            1.97%
  10 Eagle Claw Drive
  Hilton Head, SC 29926
David A. Barrett ......................................................           268,471(8)            1.61%
  7 Barnabas Road
  Marion, MA 02738
James P. Butler .......................................................           115,000(9)               *
  c/o MicroTel International, Inc.
  4290 E. Brickell Street
  Ontario, CA 91761
All executive officers and directors as a group (5 persons)............         2,706,544              16.27%

------------------------

*   (less than 1%)

(1) Includes shares of MicroTel Common Stock underlying the warrants, options and convertible securities outstanding and held by the beneficial owner with respect to whom the calculation is made, but does not include shares of Common Stock that may be acquired within more than 60 days after April 22, 1999 upon the exercise or conversion of such warrants, options or convertible securities.

(2) Includes 595,106 shares held by the Bertrand Family Trust of which Mr. Bertrand and his wife are trustees, as well as 250,000 shares issuable upon the exercise of MicroTel warrants to a corporation owned by Mr. Bertrand.

(3) Represents 1,000,000 shares issuable upon the exercise of warrants and 100,000 shares of common stock, both of which were issued to Elk International Corporation, Ltd. ("Elk") in March 1999. The Company is unaware of any other shares presently held by Elk because the Company has not received any reports from Elk which Elk may be required to provide to both the Company and the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (see "Certain Relationships and Related Transactions").

(4) Includes 478,670 shares held jointly by Mr. Oliva and his wife, as well as 81,889 shares held individually by Mr. Oliva's wife. Also includes 760,749 shares, issuable to Mr. Oliva upon the exercise of MicroTel options and warrants.

(5) Includes 104,942 shares issuable to Mr. Oliva upon the exercise of MicroTel options and warrants.

(6) Includes 4,789 shares held jointly by Mr. Finnegan and his wife, and 88,178 shares issuable to Mr. Finnegan upon the exercise of MicroTel options and warrants.

(7) Includes 147,217 shares issuable to Mr. Runyon upon the exercise of MicroTel options and warrants.

(8) Includes 91,807 shares issuable to Mr. Barrett upon the exercise of MicroTel options and warrants; 43,639 shares held by various trusts of which Mr. Barrett is the trustee, and members of Mr. Barrett's immediate family are beneficiaries; and 4,595 shares held by Mr. Barrett's wife.

(9) Represents 115,000 shares issuable to Mr. Butler upon the exercise of MicroTel options.

                           PROPOSALS TO STOCKHOLDERS
                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The following persons have been nominated by the Board of Directors for election to the terms expiring on the date shown.

                               CLASS III DIRECTOR

             NAME                             TERM                         TERM EXPIRES
-------------------------------  -------------------------------  -------------------------------
Carmine T. Oliva                            Two years                 Annual Meeting in 2002
Robert B. Runyon                            Two years                 Annual Meeting in 2002

    If one or more of the nominees should, at the time of the meeting, be unavailable or unable to serve as a Director, the shares represented by the proxies will be noted to elect the remaining nominees and any substitute nominee or nominees designated by the Board. The Board knows of no reason why any of the nominees would not be available or able to serve.

                                 PROPOSAL NO. 2
           RATIFICATION OF APPOINTMENT OF ACCOUNTANTS FOR THE COMPANY

    It is anticipated that BDO Seidman, LLP will be appointed by the Company's Board of Directors as the Company's independent certified public accountants for the fiscal year ending December 31, 1999, subject to stockholders' ratification. It is also anticipated that representatives of BDO Seidman, LLP will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be prepared to respond to appropriate questions from stockholders.

    Accordingly, the Board of Directors will offer the following resolution at the Annual Meeting:

    RESOLVED, that the appointment by the Board of Directors of BDO Seidman, LLP independent certified public accountants, to audit the financial statements of the Company for the year ending December 31, 1999 be and hereby is, ratified and approved.

                       BOARD OF DIRECTORS RECOMMENDATIONS

    The Board of Directors believes that (i) the election of Carmine T. Oliva and Robert B. Runyon as directors for terms expiring at the annual meeting in 2002 and (ii) the ratification of BDO Seidman as independent certified public accountants for the Company's fiscal year ending December 31, 1999, is in the best interests of the Company and its stockholders and unanimously recommends a vote "FOR" each of the proposals set forth and described in this Proxy Statement. If not otherwise specified, Proxies will be voted "FOR" each proposal.

                           SUMMARY COMPENSATION TABLE

    The cash compensation paid by the Company during the years ended December 31, 1998, 1997 and 1996 to its Chief Executive Officer and other executive officers earning salary and bonus exceeding $100,000 is presented in the Summary Compensation Table below.

                                                                                                   LONG TERM COMPENSATION
                                                                                         -------------------------------------------
                                                                                                     AWARDS
                                                                                         ------------------------------    PAYOUTS
                                                                                                                         -----------
                                                        ANNUAL COMPENSATION                   (F)             (G)
                                            -------------------------------------------   RESTRICTED      SECURITIES         (H)
                                                                               (E)           STOCK        UNDERLYING        LTIP
              (A)                   (B)         (C)            (D)        OTHER ANNUAL     AWARDS(S)       OPTIONS/        PAYOUTS
NAME AND PRINCIPAL POSITION        YEAR     SALARY ($)      BONUS ($)     COMPENSATION        ($)          SARS (#)          ($)
-------------------------------  ---------  -----------  ---------------  -------------  -------------  ---------------  -----------
Carmine T. Oliva, CEO..........    Ended
  From 3/27/97 to 12/31/97(1)    12/31/98     198,872(2)          -0-             -0-            -0-             -0-            -0-
                                   Ended
                                 12/31/97     239,364(2)          -0-             -0-            -0-             -0-            -0-
                                   Ended
                                 12/31/96     245,676             -0-             -0-            -0-             -0-            -0-
James P. Butler, CFO...........    Ended
  From 8/18/97 to 12/31/98(3)    12/31/98     125,000             -0-           7,200(4)         -0-             -0-            -0-
                                   Ended
                                 12/31/97      44,377             -0-       $   2,700(4)         -0-             -0-            -0-


                                        (I)
              (A)                    ALL OTHER
NAME AND PRINCIPAL POSITION        COMPENSATION
-------------------------------  -----------------
Carmine T. Oliva, CEO..........
  From 3/27/97 to 12/31/97(1)              -0-

                                           -0-

                                           -0-
James P. Butler, CFO...........
  From 8/18/97 to 12/31/98(3)              -0-

                                           -0-

------------------------------

(1) Carmine T. Oliva became Chairman and Chief Executive Officer on 3/26/97, upon Jack Talan's resignation concurrent with the merger of the Company with XIT Corporation.

(2) Includes payments of $63,000 and $45,333 in 1998 and 1997, respectively, of voluntarily deferred salary from 1996.

(3) Mr. Butler was appointed Chief Financial Officer effective as of 8/18/97 following the Company's receipt of notification of the resignation of the Company's former Chief Financial Officer, Barry Reifler.

(4) Consists solely of an automobile allowance.

LONG TERM INCENTIVE PLAN

    In 1997, the Company's Board of Directors approved a Long Term Incentive Plan -- the 1997 Stock Incentive Plan (the "1997 Plan") -- which provides incentive compensation opportunities for officers and other key employees in the form of stock options, stock appreciation rights, restricted stock and other forms consistent with the objectives of the 1997 Plan. Adoption of the 1997 Plan was approved by the stockholders at the 1998 Annual Meeting of Stockholders. The following two tables depict stock option grants to and exercises by the named executives for the year ended December 31, 1998 and the status of outstanding stock options issued to them at December 31, 1998.

       OPTIONS/SAR GRANTS GRANTED DURING THE YEAR ENDED DECEMBER 31, 1998

                                                                                         POTENTIAL REALIZED
                                                                                          VALUE AT ASSUMED
                                                                                          ANNUAL RATES OF
                                                                                            STOCK PRICE        ALTERNATIVE TO
                                                                                          APPRECIATION FOR      (F) AND (G):
                                              INDIVIDUAL GRANTS                           OPTION TERM (1)     GRANT DATE VALUE
                                    -------------------------------------               --------------------  ----------------
               (A)                      (B)          (C)          (D)          (E)         (F)        (G)           (F)

                                                 % OF TOTAL
                                     NUMBER OF    OPTIONS/
                                    SECURITIES      SARS
                                    UNDERLYING   GRANTED TO    EXERCISE
                                     OPTIONS/     EMPLOYEES     OR BASE
                                       SARS       IN FISCAL      PRICE     EXPIRATION                            GRANT DATE
NAME                                GRANTED(#)      YEAR       ($/SHARE)      DATE         5%         10%     PRESENT VALUE $
----------------------------------  -----------  -----------  -----------  -----------  ---------  ---------  ----------------
Carmine T. Oliva, CEO.............         -0-          -0-          n/a           n/a        n/a        n/a        n/a

James P. Butler, CFO..............      30,000         15.0%   $   1.125      5/1/2008  $  21,275  $  53,789
                                        10,000          5.0%   $   1.125     12/1/2008  $   7,075  $  17,930

------------------------

(1) The dollar amounts under the 5% and 10% columns in the table shown above are the result of calculations required by the SEC's rules and are not intended to forecast any future appreciation in the Company's stock price. No gain to the Named Executive Officer is possible without appreciation in the price of the Company's common stock, which would benefit all stockholders. For Mr. Butler to realize the potential values set forth in the 5% and 10% columns in the table shown above, the per share price of the Company's common stock would have to increase to approximately $1.83 and $2.92, respectively, as of the expiration date of his options.

                    AGGREGATED OPTIONS/SAR EXERCISES IN 1998
                  AND OPTIONS/SAR VALUES AT DECEMBER 31, 1998

                                                                              (D)
                                             (B)                     NUMBER OF SECURITIES                 (E)
                                           SHARES                   UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-THE-
                                          ACQUIRED        (C)           OPTIONS/SARS AT          MONEY OPTIONS/SARS AT
                                             ON          VALUE           12/31/98 (#)                12/31/98 ($)
                  (A)                     EXERCISE     REALIZED          EXERCISABLE/                EXERCISABLE/
NAME                                         (#)          ($)            UNEXERCISABLE               UNEXERCISABLE
----------------------------------------  ---------  -------------  -----------------------  -----------------------------
Carmine T. Oliva, CEO...................        -0-          -0-               130,633/0                     0/0
James P. Butler, CFO....................        -0-          -0-           77,500/37,500                     0/0

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS.

    Pursuant to the employment agreement dated January 1, 1996 between the Company and XIT Corporation, Carmine T. Oliva was employed as Chairman, President and Chief Executive Officer of XIT Corporation for a term of five years at an annual salary of $250,000. In July 1996, Mr. Oliva voluntarily agreed to abate a portion of his annual salary in connection with XIT's salary abatement program then in effect. On May 6, 1997, the Board of Directors of the Company voted to assume the obligations of XIT under this Agreement in light of the appointment of Mr. Oliva to the positions of Chairman of the Board,

President and Chief Executive Officer of the Company. On October 15, 1997, the Company and Mr. Oliva entered into a replacement agreement on substantially the same terms and conditions as the prior agreement. The current agreement is subject to automatic renewal for three successive two year terms commencing on October 15, 2001, unless, during the required notice periods as provided therein, either party gives written notice of its desire not to renew and provides that Mr. Oliva's salary continues at the abated amount of $198,865 per annum until such time as the Company has reported two (2) consecutive profitable quarters during the term of the agreement or any renewals thereof. In the event of Mr. Oliva's termination for cause, the Company's obligation to pay any compensation, severance allowance, or other amounts payable under the Agreement terminates on the date of such termination. In the event of a termination without cause, Mr. Oliva shall be paid his annual salary for two and one-half years following the effective date of such termination or until October 15, 2002, whichever is longer. If such termination without cause occurs during a renewal period, Mr. Oliva shall be paid his annual salary through the expiration of that particular renewal period as well as any and all other amounts payable pursuant to the Agreement. The Company may terminate the agreement upon thirty days written notice in the event of a merger, sale or reorganization of the Company in which the shareholders of the Company immediately prior to such reorganization receive less than fifty percent of the outstanding voting shares of the successor corporation.

    On August 18, 1997, Mr. Butler was employed as the Chief Financial Officer of the Company. On May 1, 1998 the Company and Mr. Butler entered into an employment agreement for a term of two years at an initial annual salary of $125,000 that is subject to automatic renewal for two successive one year terms commencing on May 1, 2000, unless, during the required notice periods as provided therein, either party gives written notice of its desire not to renew. In the event Mr. Butler's duties are substantially changed (the "Redesignation"), resulting in a substantial net change in the scope of his responsibilities, Mr. Butler may elect not to accept such Redesignation and resign. In such event, if the Redesignation occurs during the initial term of the agreement, the Company shall pay Mr. Butler his annual salary for one year or through May 1, 2000 whichever is longer. If the Redesignation occurs during a renewal period, the Company shall pay Mr. Butler his annual salary for one year following the effective date of his resignation. In the event of Mr. Butler's termination for cause, the Company's obligation to pay any compensation, severance allowance, or other amounts payable under the Agreement terminates on the date of such termination. In the event of a termination without cause during the initial term of the agreement, Mr. Butler shall be paid his annual salary for one year following the effective date of such termination or until May 1, 2000, whichever is longer. If such termination without cause occurs during a renewal period, Mr. Butler shall be paid his annual salary through the expiration of that particular renewal period as well as any and all other amounts payable pursuant to the Agreement. The Company may terminate the agreement upon thirty days written notice in the event of a merger, sale or reorganization of the Company in which the shareholders of the Company immediately prior to such reorganization receive less than fifty percent of the outstanding voting shares of the successor corporation.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

    The Executive Compensation and Management Development Committee of the Board of Directors, composed of two outside directors, is responsible for establishing and administering the Company's policies involving the compensation of all executive officers of the Company and establishing and recommending to the Board of Directors the terms and conditions of all employee compensation and benefit plans. No employee of the Company serves on this committee. During the fiscal year ended December 31, 1998, the Executive Compensation and Management Development Committee of the Board of Directors consisted of Robert Runyon and David Barrett.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

    This report is provided by the Executive Compensation and Management Development Committee of the Board of Directors to assist shareholders in understanding the Company's objectives, policies and procedures in establishing its executive compensation structure and system. The Committee is responsible for (a) reviewing and approving base salaries, bonuses and incentive awards for all executive officers, (b) reviewing and establishing the base salary, bonuses and incentive awards for the Chief Executive Officer, and (c) reviewing, approving and recommending to the Board of Directors the content, terms and conditions of all employee compensation and benefit plans, or changes thereto.

    The compensation philosophy and policy of the Company is based upon four central objectives:

    - To provide an executive compensation structure and system which is both competitive in the outside industrial marketplace and also internally equitable based upon the weight and level of responsibilities in the respective executive positions.

    - To attract, retain and motivate qualified executives within this structure, and reward them for outstanding performance-to-objectives and business results through financial and other appropriate management incentives.

    - To align the Company's financial results and the compensation paid to the Company's executive officers with the enhancement of shareholder value.

    - To structure the Company's compensation policy so that executive officers' compensation is dependent, in one part, on the achievement of its current year business plan objectives, and in another part, on the long term increase in company net worth and the resultant improvement in shareholder value, and to maintain an appropriate balance between short and long range performance objectives, over time.

    The Company's compensation programs consist of base salary, an annual incentive bonus, and the award of stock options and other equity-based incentives. The base salary is targeted to recognize each executive's unique value and historical contributions to the success of the Company in light of the industry salary norms for the equivalent position in the relevant market. The Executive Compensation and Management Development Committee reviews the compensation of the Chief Executive Officer, and with the Chief Executive Officer, the base compensation of all executive officers and other key employees on an annual basis to assure that a competitive position is maintained.

    The annual incentive bonus is based upon actual performance compared to pre-established quantitative and qualitative performance objectives, derived from the Company's business plan and operating budgets, which can include Company, operating subsidiary/division and individual components.

    To further align the financial interests of the executive with those of the Company and its shareholders, the long range executive incentive program is primarily equity based, and provides the opportunity for the executive to earn stock options and thereby benefit, along with all shareholders, from performance-driven advancement of share value in the marketplace.

    Within the controlling corporate policy direction of the Compensation Committee and the Board of Directors, the equity incentive program (1997 Stock Incentive Plan) includes (a) the criteria for option awards, (b) the number of shares and timing of option grants, (c) internal equity in terms of grantee levels of responsibility and potential to impact Company performance, (d) measured consistency within the competitive marketplaces, (e) relation to financial results, (f) the mutuality of interest between grantee and shareholders, and (g) the essential objectives, processes and controls.

    The Company also maintains certain other executive benefits that are considered necessary in order to offer fully competitive opportunities to its executives. These include, but are not limited to, 401(k) retirement savings plans, profit sharing opportunities, employment agreements, and indemnification agreements.

    In 1997, all Company compensation policies, programs and procedures were revised and updated to recognize the new and changed conditions resulting from the merger of privately held XIT Corporation and publicly traded MicroTel International, Inc., which was effective March 26, 1997, and to position the new MicroTel entity for its future growth and development. The Compensation Committee will continue to monitor and evaluate the executive compensation system and its application throughout the organization to assure that it continues to reflect the Company's compensation philosophy and objectives.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The base salary of Carmine T. Oliva, Chairman and Chief Executive Officer, is targeted to fairly recognize his unique leadership skills and management responsibilities compared to similarly positioned executives in the industry and general marketplaces. The criteria for measurement includes data available from objective, professionally conducted market studies, integrated with additional competitive intelligence secured from a range of industry and general market sources.

    The Committee has determined that no increase in base salary for Mr. Oliva would be considered until the Company's cash flow can be significantly strengthened. Also, no bonus was paid to Mr. Oliva or to other executive officers for 1998, as corporate financial performance fell short of objectives.

    However, to assure strength and continuity in the office of the Chief Executive, Mr. Oliva's employment contract was renegotiated, and the new agreement became effective in October, 1997. The agreement is based on a five-year commitment, with three successive two-year automatic renewals, predicated upon a mutual agreement between the Company and Mr. Oliva at those times.

                                          Respectfully submitted,

                                          Executive Compensation and Management
                                          Development Committee
                                          MicroTel International, Inc.
                                          Robert B. Runyon, Chairman
                                          David A. Barrett

PERFORMANCE GRAPH

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                     COMPANY      NASDAQ     TELECOM
June 30, 1993             $100        $100       $100
June 30, 1994             $144        $101       $100
December 31, 1994         $122        $108       $101
December 31, 1995         $222        $153       $132
December 31, 1996          $53        $188       $135
December 31, 1997          $53        $231       $200
December 31, 1998          $19        $324       $326

    The following table represents the sixty-six (66) month cumulative total return among the Company, the NASDAQ Stock Market (US) ("NASDAQ") and the NASDAQ Telecom Index ("Telecom"), assuming $100 was invested on June 30, 1993, including reinvestment of dividends.

                       JUNE 30,     JUNE 30,
                         1993         1994      DECEMBER 31, 1994  DECEMBER 31, 1995  DECEMBER 31, 1996  DECEMBER 31, 1997
                      -----------  -----------  -----------------  -----------------  -----------------  -----------------
Company.............         100          144             122                222                 53                 53
NASDAQ..............         100          101             108                153                188                231
Telecom.............         100          100             101                132                135                200


                      DECEMBER 31, 1998
                      -----------------
Company.............             19
NASDAQ..............            324
Telecom.............            326

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

    On April 9, 1998, the Company's wholly-owned subsidiary XCEL Arnold Circuits, Inc. sold substantially all of the assets used in its Arnold Circuits business to Arnold Circuits, Inc., a company wholly owned by Robert Bertrand. Mr. Bertrand, the Trustee of The Bertrand Family Trust, a beneficial owner of more than five percent (5%) of the Company's outstanding common stock. Mr. Bertrand had owned and operated the Arnold Circuits business until September of 1995, when the assets of that business were acquired by XCEL Arnold Circuits, Inc.

    The purchase price for the assets was $2 million plus the assumption of liabilities of the Arnold Circuits business. The purchase price was paid by a cash payment of $1,350,000 and delivery of a promissory note (the "Note") in the amount of $650,000. The cash proceeds were used to retire bank debt and certain other debt, including debt owed to Mr. Bertrand and a related entity. As security for the Note, XCEL Arnold Circuits, Inc. was granted a second lien on substantially all the assets of Arnold Circuits, Inc. Payment of the Note was guaranteed by Mr. Bertrand and a related entity. Certain provisions of the transactions would permit XCEL Arnold Circuits, Inc. to share in any gain of the sale of the Arnold Circuits business while the Note is outstanding.

    The purchase price for the Arnold Circuits business was arrived at via negotiation between Messrs. Oliva and Bertrand and was approved by the Board of Directors. Prior to reaching agreement with Mr. Bertrand, the Company unsuccessfully attempted for several months to locate a buyer for the Arnold

Circuits business. Given the extent of the operating losses of the Arnold Circuits business in 1997, the Company believes the terms of the transaction with Mr. Bertrand were no less favorable to the Company than would have been obtained in an arm's-length transaction with a third party, assuming an interested third party had been found.

    In connection with the transaction, in reconciliation of inter-company accounts, the Company issued to Mr. Bertrand and an affiliated entity two non-interest bearing promissory notes totaling $350,000 which are payable on the consummation by the Company of a financing transaction and, if no financing transaction occurs by May 31, 1998, on demand. In July 1998, the Company made a payment of $100,000 against the notes and no demand has been made for the balance.

    In November 1996, the Company entered into an agreement (the "Agreement") with Daniel Dror, the former Chairman of the Company, which involved certain mutual obligations. In December 1997, Mr. Dror defaulted on the repayment of the first installment of a debt obligation which was an obligation set forth in the Agreement. Also in December 1997, Mr. Dror filed suit in the District Court for Galveston County, Texas alleging the Company had breached an alleged oral modification of the Agreement. In January 1998, the Company answered the complaint denying the allegation and litigation commenced in Texas.

    In April 1998, the Company brought an action in California against Mr. Dror for breach of the Agreement and sought recovery of all stock, warrants and debt due the Company. The Company obtained a judgment in the amount of $211,000 against Mr. Dror in this litigation.

    In December 1997, Elk International Corporation, Limited ("Elk"), a stockholder of the Company, brought an action in Texas against the Company's current Chairman and an unrelated party, alleging certain misrepresentations during the merger discussions between XIT and the Company. In February 1999, Elk filed suit against the Company, the current Chairman and counsel to the Company in connection with a stop transfer placed by the Company on certain common shares then held by Elk. Elk is described in the litigation as a Bahamian corporation with an investment office in Galveston County, Texas. Mr. Dror stipulated in the litigation that he manages the affairs of Elk in the United States.

    On March 1, 1999, the parties entered into a settlement agreement which terminated all of the foregoing actions. Pursuant to the terms of the settlement agreement, the Company cancelled 750,000 options to purchase the Company's common stock formerly held by Elk and issued to Elk warrants to purchase 1,000,000 shares of the Company's restricted common stock. Additionally, the Company issued 100,000 shares of its restricted common stock to Elk and 25,000 shares each to two other parties to the settlement agreement. The Company also agreed to pay certain legal expenses, totaling $60,000, over a period of six months. The aggregated fair value of the settlement was approximately $130,000 and is reflected in the Company's consolidated financial statements for the year ended December 31, 1998.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934.

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the NASDAQ Small Cap-SM- Market initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the company. Officers, directors and greater than ten-percent shareholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1998, the following Section 16(a) reports were not filed on a timely basis: Carmine T. Oliva -- 1 report, no transactions.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files report, proxy statements and other information with the United States Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D. C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048 and are also available on the Commission's Internet World Wide Web site at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    This Proxy Statement incorporates certain documents by reference which are not presented herein or delivered herewith. These documents are available upon request from MicroTel International, Inc., Corporate Secretary, 4290 E. Brickell Street, Ontario, California 91761, telephone number (909) 456-4321.

    The Company hereby undertakes to provide without charge to each person to whom a copy of this Proxy Statement has been delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Proxy Statement, other than the exhibits to such documents, unless such exhibits are specifically incorporated herein by reference. Requests for these documents should be directed to the office indicated above.

    The following documents heretofore filed by the Company under the Exchange Act with the Commission are incorporated herein by reference:

        1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (a copy of which accompanies this Proxy Statement).

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the Annual Meeting of Stockholders shall be deemed to be incorporated in this Proxy Statement by reference and to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement except as so superseded or modified.

    The information contained in this Proxy Statement does not purport to be comprehensive and should be read together with the information and financial statements (including the notes thereto) appearing in the documents incorporated herein by reference.

    A copy of the Company's Annual Report for the fiscal year ended December 31, 1998 accompanies this Proxy Statement.

                            STOCKHOLDERS' PROPOSALS

    It is anticipated that the Company's next Annual Meeting of Stockholders will be held in June 2000. Stockholders who seek to present proposals at the Company's Annual Meeting of Stockholders must have submitted their proposals to the Secretary of the Company on or before February 1, 2000.

                                    GENERAL

    The Company does not intend to hire a proxy solicitor. In addition to the use of mails, proxies may be solicited by personal interview, telephone and telegraph, by directors, officers and regular employees of the Company, without special compensation therefor. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Company's Common Stock.

    The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her shares of Common Stock will be voted in accordance with the specification so made.

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE PREPAID ENVELOPE PROVIDED, NO MATTER HOW LARGE OR SMALL YOUR HOLDING MAY BE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                    [SIGNATURE]

                                          Robert Runyon,
                                          Secretary

                          MICROTEL INTERNATIONAL, INC.
            ANNUAL MEETING OF STOCKHOLDERS--THURSDAY, JUNE 10, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints CARMINE T. OLIVA and JAMES P. BUTLER and each of them, with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders to be held at the Ontario Airport Hilton Hotel, 700 North Haven, Ontario, CA 91761, Thursday, June 10, 1999 at 10:30 a.m. local time and at any adjournment thereof, and to vote the shares of stock the undersigned would be entitled to vote if personally present, as indicated on the reverse side hereof.

    The shares represented by the proxy will be voted as directed. If no contrary instruction is given, the shares will be voted FOR Proposal No. 2 and for the election of Carmine T. Oliva and Robert B. Runyon as Directors.

PLEASE MARK BOXES IN BLUE OR BLACK INK.

1.         Proposal No. 1--Election of Directors.
           NOMINEES: CARMINE T. OLIVA AND ROBERT B. RUNYON
           / / FOR all nominees              / / AUTHORITY WITHHELD as to all nominees
           For, except authority withheld as to the following nominee(s):

2. Proposal No. 2 to ratify the selection by the Company of BDO Seidman LLP independent public accountants, to audit the financial statements of the Company for the year ending December 31, 1999.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                                 (Please date, sign as name
                                                 appears at left, and return
                                                 promptly. If the stock is
                                                 registered in the name of two
                                                 or more persons, each should
                                                 sign. When signing as Corporate
                                                 Officer, Partner, Executor,
                                                 Administrator, Trustee, or
                                                 Guardian, please give full
                                                 title. Please note any change
                                                 in your address alongside the
                                                 address as it appears in the
                                                 Proxy.
                                                 Dated ___________________, 1999
                                                 _______________________________
                                                            Signature
                                                 _______________________________
                                                           Print Name

 PLEASE SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.